Advanced Emissions Solutions Reports Fourth Quarter and Full Year 2018 Results
Full-Year Refined Coal Distributions in-line with Expectations and Royalties Higher; Acquisition and Integration of Carbon Solutions to form Power Generation & Industrials Segment
HIGHLANDS RANCH, Colorado, March 18, 2019 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Annual Report on Form 10-K and reported financial results for the fourth quarter and full year ended December 31, 2018, including information about its equity investment in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•
Tinuum distributions to ADES were $15.1 million for the fourth quarter, and $52.7 million for full year 2018, both of which declined slightly due to capital expenditures to prepare additional facilities for future investing partners

•	Royalty earnings from Tinuum Group were $4.3 million for the fourth quarter and $15.1 million for full year 2018, year-over-year increases of 32% and 57%, respectively

•	Tinuum Group invested tonnage was 16.3 million for the fourth quarter and 59.7 million for full year 2018

•	RC Segment operating income was $65.5 million for full year 2018, an increase of $5.5 million, or 9%, over full year 2017

•
As previously announced in October 2018 and January 2019, Tinuum Group completed sales to third-party investors for two RC projects at coal-burning power plants that have historically burned in excess of 3.0 million tons and 3.5 million tons of coal per year, respectively, and both are royalty bearing to ADES, thus increasing the number of invested facilities to 20

•	Based on 19 invested RC facilities as of December 31, 2018, the Company updated its expected future net RC cash flows to ADES to be between $200 million and $225 million through year end 2021

ADES Consolidated Highlights

•
Completed the successful acquisition of ADA Carbon Solutions, LLC ("Carbon Solutions") on December 7, 2018 for the total purchase price of $75 million, complementing the Company's product suite and building out its newly named Power Generation & Industrials ("PGI") segment

•	Recognized consolidated revenue of $10.6 million during the fourth quarter and $23.9 million for full year 2018, both of which included 25 days of contribution from Carbon Solutions

•	General and administrative operating costs (i.e., non-cost of revenue expenses) were $9.7 million for the fourth quarter and $24.1 million for full year 2018

•	Entered into $70.0 million face value term loan, which contributed $0.5 million of interest expense during the fourth quarter

•	Consolidated net income was $7.0 million for the fourth quarter and $35.5 million for full year 2018; pretax income was $12.3 million for the fourth quarter and $45.9 million for full year 2018

•
Ended 2018 with a cash balance, inclusive of restricted cash, of $23.8 million, a decrease of $8.1 million since September 30, 2018, driven by cash expenses incurred as a result of the acquisition of Carbon Solutions

•	Announced share repurchase program for up to an additional $20.0 million of the Company's common stock in the open market

•	Returned $45.5 million to shareholders in 2018 through capital allocation initiatives

L. Heath Sampson, President and CEO of ADES commented, “2018 was another significant step in our transformational journey as a Company. Going into the year, our focus was on optimizing our internal resources to support Tinuum Group and maximize RC cash flows, continuing to return capital to our shareholders through a mix of dividends and share repurchases, and evaluating options for our historical Emissions Control segment. I am very pleased with our execution on these initiatives. To date, we have added three invested RC facilities since the start of 2018 and have strong visibility into the addition of new RC facilities in 2019 that, if finalized, will continue to grow the total annual production. We also repurchased 2.4 million shares for $25.3 million in 2018 and paid approximately $20.2 million in dividends. And finally, we announced and completed our successful acquisition of Carbon Solutions during the fourth quarter, which has significantly expanded our emissions control offering and framed the foundation for our long-term business.”
Sampson continued, “The acquisition of Carbon Solutions met each and every one of our explicit acquisition criteria. This acquisition immediately makes us the lowest-cost producer of Powder Activated Carbon and market leader within the North American mercury control space, complementing our existing technologies and offering attractive operating synergies. It also opens the door to adjacent, growing markets that are ripe for evaluation and pursuit such as municipal water, the broader commercial and consumer water markets.”
Fourth Quarter & Full Year Results
Fourth quarter revenues and costs of revenues were $10.6 million and $4.0 million, compared to $3.8 million and $0.6 million respectively, in the fourth quarter of 2017. Full year 2018 revenues and costs of revenues were $23.9 million and $6.3 million, compared to $45.4 million and $31.9 million, respectively, for full year 2017. The decrease in revenues during both the fourth quarter and full year 2018 was primarily the result of the expected completion of fewer equipment contracts as the regulatory deadline for compliance has passed, partially offset by an overall increase in consumable sales.
Fourth quarter other operating expenses were $9.7 million compared to $4.2 million in the fourth quarter of 2017. Full year other operating expenses were $24.1 million compared to $17.6 million for full year 2017. The increases during both the fourth quarter and full year 2018 were driven by transaction costs incurred related to the Carbon Solutions acquisition. The increase for the full year 2018 was also in part due to restructuring expenses related to the reduction in workforce in the second and third quarters of 2018 as well as the elimination of duplicative roles as part of the Carbon Solutions acquisition.
Fourth quarter earnings from equity method investments were $16.4 million, compared to $17.8 million for the fourth quarter of 2017. Full year earnings from equity method investments were $54.2 million, compared to $53.8 million for full year 2017.
Fourth quarter royalty earnings from Tinuum Group were $4.3 million, compared to $3.2 million for the fourth quarter of 2017. Full year royalty earnings from Tinuum Group were $15.1 million, compared to $9.7 million for full year 2017. Both fourth quarter and full year 2018 increases were the result of an increase in the number of invested, royalty-bearing RC facilities, RC tonnage and royalty earnings per ton.
Fourth quarter interest expense was $1.0 million, compared to $1.0 million for the fourth quarter of 2017. Full year interest expense was $2.2 million, compared to $3.0 million for full year 2017. Contributing to interest expense in the fourth quarter of 2018 was $0.5 million of interest on the term loan used to fund the Carbon Solutions acquisition. The full year decrease from 2017 was driven by 453A interest expense, which decreased due to the change in federal tax rate as a result of tax reform enacted in December 2017. This decrease offset the additional interest from the term loan during the fourth quarter of 2018.
Income tax expense for the fourth quarter was $5.3 million, compared to expense of $11.5 million for the fourth quarter of 2017. The full year tax expense was $10.4 million, compared to $24.2 million for full year 2017. The full year 2018 impacts were the result of statutory federal and state taxes of $13.3 million as well as the incremental impacts of the Tax Act of $(0.5) million.
Net income for the fourth quarter was $7.0 million, compared to net income of $7.0 million for the fourth quarter of 2017. Net income for the full year was $35.5 million, compared to net income of $27.9 million for full year 2017. The increase in net income for the full year 2018 was primarily driven by higher royalty income from the RC business and significantly reduced cost of sales and tax expense, which was partially offset by acquisition-related expenses from the Carbon Solutions transaction.

As of December 31, 2018, the Company had cash and cash equivalents of $18.6 million and restricted cash of $5.2 million, a decrease in total of 23% compared to $30.7 million as of December 31, 2017, which includes the impact of capital allocation initiatives of $45.5 million. During the fourth quarter, the Company incurred a $70 million, three-year term loan upon acquisition of Carbon Solutions which is payable quarterly in arrears and is subject to standard and customary covenants. Quarterly principal payments of $6 million began on March 1, 2019.
2019 Outlook
Sampson added, “As we look forward to 2019, we remain excited about the platform we’ve enhanced and built to deliver a full suite of emission control solutions to our power generation and industrial customers and partners. Whether it’s our refined coal or consumable product solutions that enable our customers to meet emissions regulations, we have a diverse set of offerings to help them solve mission-critical issues and better navigate the future. Further, as we continue to integrate the Carbon Solutions team into our PGI segment, we have been incredibly pleased with the initial employee and customer feedback we have received. We are encouraged by the opportunity we have to grow this presently underutilized asset as we look to leverage our new position as an industry leader in North American Powdered Activated Carbon and complement our existing technologies and capture operating synergies.”
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, March 19, 2019. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 5169672. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations.

Carbon Solutions is a wholly owned subsidiary of ADES and a leading producer of Powdered Activated Carbon ("PAC") solutions for the coal-fired power plant, industrial and potable water markets.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon (“GAC”) ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, opportunities to leverage the Company new industry leadership position and future growth and acquisition activity. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate regulations or appropriate funds that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; our inability to commercialize our technologies on favorable terms; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; potential claims from any terminated employees, customers or vendors; availability of materials and equipment for our businesses; intellectual property infringement claims from third parties; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2018	2017
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$18,577	$30,693
Receivables, net	9,554	1,113
Receivables, related party	4,284	3,247
Inventories	21,791	74
Prepaid expenses and other assets	5,570	1,761
Total current assets	59,776	36,888
Restricted cash, long-term	5,195	—
Property and equipment, net of accumulated depreciation of $1,499 and $1,486, respectively	42,697	410
Intangible assets, net	4,830	805
Equity method investments	6,634	4,351
Deferred tax assets	32,539	38,661
Other long-term assets	7,993	1,503
Total Assets	$159,664	$82,618
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,235	$1,000
Accrued payroll and related liabilities	8,279	1,384
Current portion of borrowings	24,067	—
Other current liabilities	2,138	4,494
Total current liabilities	40,719	6,878
Long-term portion of borrowings	50,058	—
Other long-term liabilities	940	2,285
Total Liabilities	91,717	9,163
Commitments and contingencies (Notes 7 and 8)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,640,677 and 22,465,821 shares issued and 18,576,489 and 20,752,055 shares outstanding at December 31, 2018 and 2017, respectively	23	22
Treasury stock, at cost: 4,064,188 and 1,713,766 shares as of December 31, 2018 and 2017, respectively	(41,740)	(16,397)
Additional paid-in capital	96,750	105,308
Retained earnings (accumulated deficit)	12,914	(15,478)
Total stockholders’ equity	67,947	73,455
Total Liabilities and Stockholders’ equity	$159,664	$82,618

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except per share data)	2018	2017
Revenues:
Consumables	$8,733	$4,246
License royalties, related party	15,140	9,672
Equipment sales	72	31,446
Total revenues	23,945	45,364
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	6,606	3,434
Equipment cost of revenue, exclusive of depreciation and amortization	(353)	28,451
Payroll and benefits	10,639	7,669
Rent and occupancy	1,141	795
Legal and professional fees	8,230	4,354
General and administrative	3,359	4,014
Depreciation, amortization, depletion, and accretion	723	789
Total operating expenses	30,345	49,506
Operating loss	(6,400)	(4,142)
Other income (expense):
Earnings from equity method investments	54,208	53,843
Interest income	239	54
Interest expense	(2,151)	(3,024)
Litigation settlement and royalty indemnity expense, net	—	3,269
Other	(19)	2,025
Total other income	52,277	56,167
Income before income tax expense	45,877	52,025
Income tax expense	10,423	24,152
Net income	$35,454	$27,873
Earnings per common share (Note 1):
Basic	$1.78	$1.30
Diluted	$1.76	$1.29
Weighted-average number of common shares outstanding:
Basic	19,901	21,367
Diluted	20,033	21,413
Cash dividends declared per common share outstanding:	$1.00	$0.75

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$35,454	$27,873
Adjustments to reconcile net income to net cash used in operating activities:
Increase (decrease) in valuation allowance on deferred tax assets	4,462	(474)
Depreciation, amortization, depletion, and accretion	723	789
Amortization of debt issuance costs	94	109
Provision for accounts receivable and other receivables	153	385
Share-based compensation expense, net	2,490	2,209
Earnings from equity method investments	(54,208)	(53,843)
Other non-cash items, net	136	508
Changes in operating assets and liabilities, net of effects of acquired businesses:
Receivables	(1,847)	6,743
Related party receivables	(1,037)	(1,313)
Prepaid expenses and other assets	(757)	(351)
Costs incurred on uncompleted contracts	15,945	27,048
Inventories	237	—
Deferred tax asset, net	771	23,208
Other long-term assets	(753)	41
Accounts payable	(197)	(920)
Accrued payroll and related liabilities	(59)	(738)
Other current liabilities	(869)	(1,586)
Billings on uncompleted contracts	(15,945)	(30,140)
Other long-term liabilities	(182)	154
Legal settlements and accruals	—	(16,088)
Distributions from equity method investees, return on investment	5,500	4,638
Net cash used in operating activities	$(9,889)	$(11,748)

	Years Ended December 31,
(in thousands)	2018	2017
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	47,175	48,875
Acquisition of business, net of cash acquired	(62,501)	—
Acquisition of property, equipment, and intangible assets, net	(467)	(428)
Purchase of and contributions to equity method investee	(750)	(61)
Net cash (used in) provided by investing activities	(16,543)	48,386
Cash flows from financing activities
Borrowings, net of debt discount - related party	67,900	—
Debt issuance costs paid	(2,036)	—
Dividends paid	(20,165)	(15,690)
Repurchase of common shares	(25,343)	(16,397)
Repurchase of shares to satisfy tax withholdings	(769)	(566)
Borrowings on Line of Credit	—	808
Repayments on Line of Credit	—	(808)
Short-term borrowing loan costs	—	(236)
Other	(76)	—
Net cash provided by (used in) financing activities	19,511	(32,889)
Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(6,921)	3,749
Cash, Cash Equivalents and Restricted Cash, beginning of year	30,693	26,944
Cash, Cash Equivalents and Restricted Cash, end of year	$23,772	$30,693
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,400	$3,644
Cash paid for income taxes, net of refunds received	$7,460	$1,672
Supplemental disclosure of non-cash investing and financing activities:
Acquisition consideration payable	$661	$—
Dividends payable	$125	$139